Exhibit 99.1

PRESS RELEASE

Mercer Torgau to Align Capacity and Operations with Current Market Conditions

Torgau, Germany, July 14, 2026 – Mercer Torgau GmbH & Co. KG (“Mercer Torgau“) announces strategic actions designed to align its capacity and operational profile to current market conditions. These measures seek to improve efficiency and productivity with the goal of ensuring an economically viable future for the Torgau facility.

Like many industry participants, Mercer Torgau has been impacted by ongoing uncertainty in the global economy as well as heightened raw material and energy costs.

These strategic actions involve initiatives to streamline Mercer Torgau’s organization and processes, along with adjustments to its product portfolio. Among other things, Mercer Torgau’s production capacity and workforce structure will be realigned with market conditions. An initial reduction of approximately 100 contractor positions is expected in July 2026, and Mercer Torgau expects an overall workforce reduction of approximately 350 positions. Strategic actions have commenced and are expected to be completed in stages, completing in or about the second quarter of 2027. Mercer Torgau is working with employee representatives to coordinate and seek to complete the workforce reduction in a socially responsible manner.

Mercer Torgau remains committed to maintaining strong, sustainable relationships with its regional stakeholders and continuing to deliver high-quality products to its customers. Dr. Carsten Merforth, Managing Director of Mercer Torgau, stated: “Mercer Torgau faces major external market-related challenges. We have already taken comprehensive measures to enhance operations, including substantial investments made to modernize production facilities. While these measures have strengthened efficiencies at the mill, in order to respond to ongoing market pressures, we have determined that these additional initiatives are now necessary to ensure sustainable future operations.”

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Dr. Merforth continued: “We are mindful of the importance the Torgau mill holds for regional stakeholders, and how these decisions will impact our employees. We are managing this process responsibly and in coordination with employee representatives to mitigate that impact.”

About Mercer Torgau

Mercer Torgau is one of the world’s largest manufacturers of EPAL pallets and a major employer in the region. Its manufacturing focuses on lumber for construction and packaging, pallets, planed wood products, wood pellets and briquettes, as well as products for landscaping and gardening. The company also generates renewable electricity for its own production and feeds it into the public grid.

Note on Forward-Looking Statements: This announcement contains forward-looking statements regarding Mercer Torgau’s proposed strategic action and the expected impacts thereof. Such plans are based on management’s current expectations. Actual results may be impacted by various factors, including economic and market conditions and other factors beyond Mercer Torgau’s control. Mercer Torgau assumes no obligation to update these statements except as required by law.

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